Exhibit (e)(5)

Golden Telecom, Inc.

c/o Representative Office Golden TeleServices, Inc.

1 Kozhevnichesky Proezd

Moscow

Russian Federation

October 15, 2007

OAO Vimpel-Communications

10 Ulitsa 8 Marta

Building 14

Moscow, 127083

Russian Federation

Ladies and Gentlemen:

In connection with the consideration by Golden Telecom, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and you (together with your subsidiaries, “you” and, collectively with the Company, the “parties”) of a possible strategic business relationship or business combination transaction, including, without limitation, any tender offer, merger, asset purchase, stock purchase or other transaction (a “Transaction”) involving your subsidiaries and the Company, each of the parties has furnished and may continue to furnish to the other party certain information that would assist the other party’s consideration of such Transaction, including, without limitation, certain business, technical, financial, legal, operational, administrative, marketing and economic information.

As a condition to furnishing such information to the other party, each party requires that the other party agree, as set forth below, to treat confidentially any information (whether prepared by a party, its advisors or otherwise, and whether oral or written or electronic) that either party (in such capacity, the “Disclosing Party”) or its agents or advisors, furnishes or has furnished to the other party (in such capacity, the “Receiving Party”) or its Authorized Recipients in connection with an investigation of a potential Transaction or pursuant to the Prior Confidentiality Agreement (as defined below) and to take or abstain from taking certain other actions set forth herein. An “Authorized Recipient” means any representative that receives Evaluation Material from or at the request of the Receiving Party or its representatives in accordance with this agreement. A “representative”, as used in this agreement, shall include the relevant party’s subsidiaries and its and its subsidiaries’ respective directors, officers and employees, affiliates, agents, advisors, representatives, attorneys, accountants and potential financing sources (and such financing sources’ advisors) regardless of whether such person was a representative on the date hereof. Such information, including any such information furnished prior to the execution of this Agreement, together with all analyses, reports, compilations, forecasts, studies, summaries, notes, interpretations, data and other documents and materials in whatever form maintained whether prepared by the Disclosing Party or the Receiving Party or their respective Authorized Recipients or others, which contain or reflect, or are generated from, any such information, being collectively referred to herein as the “Evaluation Material”). The term “Evaluation Material” does not include information that (i) is already in the Receiving Party’s possession, provided that such information was not furnished by the Disclosing Party or its representatives (either pursuant to the Prior Confidentiality Agreement or otherwise), and is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of confidentiality or non-disclosure to the Disclosing Party or another party, (iii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Authorized Recipients in violation of the terms hereof, (iv) lawfully comes into the possession of the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Authorized Recipients, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of confidentiality or non-disclosure to the Disclosing Party or another party or (v) is developed independently by the Receiving Party without reference to or reliance upon the Evaluation Material.

Each Receiving Party hereby agrees that the Evaluation Material will be used by it or its Authorized Recipients solely for the purpose of evaluating a possible Transaction involving the parties and will be kept confidential by the Receiving Party and its Authorized Recipients; provided, however, that any of such information may be disclosed to the Receiving Party’s Authorized Recipients who need to know such information for the purpose of evaluating any such possible Transaction involving the parties and who agree with the Receiving Party to keep such information confidential pursuant to the confidentiality provisions hereof to the same extent as if they were parties hereto. Each Receiving Party will be responsible for any breach of this agreement by its Authorized Recipients. Each Receiving Party will keep a record of its Authorized Recipients employed by it and will, upon request of the other party, provide that party with a list of its Authorized Recipients employed by it as soon as is reasonably practicable. Each Receiving Party shall instruct its Authorized Recipients who are entities to keep a record of their employees who are Authorized Recipients. The parties acknowledge that they are both active participants in the telecom industry, and operational and expansion activities by such parties in such industry or in geographic areas, whether or not they are currently present in such areas, shall not be considered a violation of this letter agreement, provided that no Receiving Party shall use any Evaluation Material provided by the Disclosing Party or its representatives in conducting any such activities.

The parties understand that each party reserves the right as a condition to further or continued access to Evaluation Material to (i) adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material and/or (ii) withhold certain sensitive Evaluation Material from the Receiving Party if the Disclosing Party reasonably believes the distribution of such sensitive Evaluation Material would harm its competitive position with the Receiving Party or create legal issues under applicable competition laws, but the Disclosing Party will advise the Receiving Party of the nature of any requested information that is so withheld. The Receiving Party shall not use the Evaluation Material for any purpose other than to evaluate a potential Transaction.

Each party hereby acknowledges that it is aware, and that it will advise its Authorized Recipients, that the United States securities laws and the securities laws of any other country which are applicable to such party may prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities (“securities trading laws”). The parties agree they will not use or cause a third party to use any Evaluation Material in contravention of the United States securities trading laws or the securities trading laws of any other country which are applicable to such party.

In the event that the Receiving Party or its Authorized Recipients receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court or governmental body of competent jurisdiction, the Receiving Party agrees to (i) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive the Receiving Party’s compliance with the provisions of this letter agreement (and, if the Disclosing Party seeks such an order, to provide such cooperation as the Disclosing Party shall reasonably request at the Disclosing Party’s expense) and (ii) if disclosure of such information is required in the opinion of the Receiving Party (after consultation with counsel) exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Disclosing Party so designates (at the Disclosing Party’s expense).

In addition, without the prior written consent of the other party, each party will not, and will instruct its Authorized Recipients not to, disclose to any person (other than the Authorized Recipients): (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction involving the parties, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction involving the parties, including the status thereof or the other party’s consideration of a possible Transaction, or (iii) that this letter agreement exists or that Evaluation Material has been requested or made available to the Receiving Party or its Authorized Recipients (except that either party may make any such disclosure if it determines that such disclosure is required by applicable United States or other applicable law or stock exchange agreements or regulations but only, to the extent reasonably practicable, after notice and consultation with the other party). In this regard, each party has advised the other party of its concern regarding the harm to such party that would result from disclosure of the foregoing or of Evaluation Material. The term “person” as used in this letter agreement will be interpreted broadly to include any individual, group, company, entity or governmental body or agency.

This letter agreement does not constitute or create any obligation of any party to provide Evaluation Material to the other party, but merely defines the rights, duties and obligations of the parties to the extent Evaluation Material is made available. The Receiving Party understands that neither the Disclosing Party nor any of its representatives or advisors have made or make any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. The Receiving Party acknowledges that it is not entitled to rely on the accuracy or completeness of any Evaluation Material, and that only such express representations and warranties regarding Evaluation Material as may be made in a definitive written agreement between the parties relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

The Receiving Party shall notify the Disclosing Party immediately, if it becomes aware that any Evaluation Material has been disclosed in violation of the provisions of this letter agreement.

At the request of the Disclosing Party, the Receiving Party and its Authorized Recipients shall promptly, at the Receiving Party’s election, either (i) redeliver to the Disclosing Party all Evaluation Material in tangible form (whether written, electronically stored or otherwise) and any other tangible material containing or reflecting, or generated from, any information in the Evaluation Material (whether prepared by the Disclosing Party, its advisors, agents, representatives or otherwise) or (ii) destroy all tangible Evaluation Material and any other tangible material containing or reflecting, or generated from, any information in the Evaluation Material (whether prepared by the Disclosing Party, its advisors, agents, representatives or otherwise) and such destruction shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction, and will not retain any copies, extracts or other reproductions in whole or in part of such tangible material. All analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials whatsoever prepared by the Receiving Party or its Authorized Recipients based on or which contain or reflect, or are generated from, the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction as set forth in the preceding sentence. In such event, all oral Evaluation Material shall remain subject to the terms of this letter agreement. The undertakings in this paragraph shall not apply to Evaluation Material which the Receiving Party or its Authorized Recipients must retain under any applicable law, rule or regulation, including the rules of a professional body.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Each party agrees that, unless and until a definitive agreement with respect to any Transaction has been executed and delivered, neither of the parties will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its directors, officers, employees, agents or any other representatives or its advisors except for the matters specifically agreed to in this letter agreement. Each party further acknowledges and agrees that (i) the other party shall have no obligation to authorize or pursue with it or any other party any Transaction involving the parties, (ii) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (iii) the other party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals, to pursue a business relationship or other transaction with another party without prior notice and to terminate discussions and negotiations with it, in each case at any time.

The parties each represent and warrant that, as of the date hereof, neither they nor any of their controlled affiliates beneficially own any securities of the other party, except as previously disclosed by such parties under applicable United States federal securities laws. Each party agrees that, for a period of 18 months from the date of this letter agreement, neither it nor any of its controlled affiliates will, directly or indirectly (including through its representatives), unless and until such actions shall hereafter have been specifically invited in writing by the other party: (i) acquire, make any proposal or offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the other party or any subsidiary thereof or any assets of the other party or any subsidiary or division thereof , (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, tender or exchange offer, restructuring, recapitalization or business combination of or involving the other party or any of its subsidiaries or their securities or assets, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the other party, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage or finance any other person in connection with any of the foregoing. Neither party nor any of its controlled affiliates shall, directly or indirectly (including through its representatives), make, in each case to the other party or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or publicly request the other party or any of its representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph. Each party will promptly advise the other party of any inquiry or proposal made to it or its controlled affiliates with respect to any of the foregoing, including the details thereof. A “controlled affiliate” of a party means any entity in which such party either owns 50.0% or more of the voting securities or has the right by contract or otherwise to direct the policies or activities of such entity. No Receiving Party shall provide Evaluation Material provided by the Disclosing Party to any of its shareholders without obtaining the written agreement of such shareholder to be treated as if it were the Receiving Party under this paragraph; provided, that providing such Evaluation Material to a person that is a director of the Receiving Party in his or her capacity as a director in the context of materials presented to the board of directors shall not be considered as providing Evaluation Material to a Receiving Party’s shareholders hereunder.

The parties agrees that, for a period of one year from the date of this letter agreement, each will not, directly or indirectly, solicit for employment or hire any executive officer or senior management employee of the other party or any subsidiary thereof; provided, however, that the foregoing provision shall not preclude each party from (a) making good faith generalized solicitations for employees through public advertisements and hiring any persons through such solicitations; or (b) responding to or hiring any employee of the other party or any of its subsidiaries who contacts it at his or her own initiative without any prior direct or indirect encouragement or solicitation (other than as permitted by clause (a) of this proviso).

Without the prior written consent of the other party, neither party nor any of its representatives who are aware of a potential Transaction will initiate or cause to be initiated (other than through the other party’s designated officers or financial advisor) any (a) communication concerning the Evaluation Material; (b) requests for meetings with management in connection with a potential Transaction involving the parties; or (c) communication relating to the business of the other party or any of its subsidiaries (other than in the ordinary course of business) or as related to a potential Transaction, in each case, with any officer or employee of the other party or any of its subsidiaries who has not been designated by the other party as a participant in discussions or due diligence.

Notwithstanding anything to the contrary in this Agreement, the parties (and each of their respective Authorized Recipients) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of a Transaction beginning on the earliest of (i) the date of the public announcement of discussions relating to a Transaction, (ii) the date of public announcement of a Transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into a Transaction; provided, however, that neither party (nor any of their respective Authorized Recipients) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.

The parties hereto acknowledge and agree that the other party would be irreparably injured by a breach of this letter agreement by the other party or its representatives and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by either party in the event that this letter agreement is breached. Therefore, each party agrees to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach, without proof of actual damages, and each party further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other party. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both of the parties hereto. This agreement may not be assigned without the written consent of both parties.

Each of the parties acknowledges and affirms that they have entered into that certain Confidentiality Agreement by and between the parties, dated as of February 7, 2007 (the “Prior Confidentiality Agreement”) whereby certain information has been previously shared by the parties. The Parties agree that this letter agreement contains the entire agreement between the parties concerning the subject matter herein and supersedes all previous agreements, written or oral, including, but not limited to, the Prior Confidentiality Agreement, relating to the subject matter herein. All information shared pursuant to the Prior Confidentiality Agreement shall be subject to the terms of this letter agreement.

The parties acknowledge that the agreements set forth in this letter agreement will survive completion of the negotiations between the parties, whether or not the Transaction is implemented. This letter agreement shall terminate three (3) years from the date hereof.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect, except to the extent such invalidity or unenforceability defeats the purpose of any other such provision.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding brought by a party relating to compliance with this letter agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State of Federal court. The parties agree to waive trial by jury in connection with any claims brought hereunder.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

GOLDEN TELECOM, INC.

By:	/s/ Jean-Pierre Vandromme
Name: Jean-Pierre Vandromme
Title: Chief Executive Officer

Accepted and agreed to as of

the date first written above:

OAO VIMPEL-COMMUNICATIONS

By:	/s/ Vladimir V. Riabokon
Name: Vladimir V. Riabokon Title: Vice President, Corporate Development

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